Exhibit 99.1

Equinix to Build Two New $100 Million Data Centers in the Washington, D.C. and Silicon Valley Areas

Investment Will Add Important New Capacity in Two of Equinix’s Top Interconnection Locations; Part of $1.4 Billion Expansion Program Since 2007

FOSTER CITY, Calif.--(BUSINESS WIRE)--September 9, 2009--Equinix, Inc. (Nasdaq:EQIX), a provider of global data center services, today announced plans to build a new 152,000 square foot International Business Exchange (IBX®) data center in the Washington D.C. area and a new 170,000 square foot IBX data center in the Silicon Valley. The two new greenfield projects increase the company’s data center footprint in the two regions by 33 percent and are part of Equinix’s $1.4 billion 2007-2010 expansion program for 15 out of the 18 markets in which it currently operates. The expansions are planned to open when Equinix anticipates reaching capacity in the Washington, D.C. and Silicon Valley markets, where the company has operated for almost 10 years, and which continue to serve as strategic regions for global network interconnection.

The new Washington, D.C.-6 (DC6) IBX center will have capacity for 1,750 cabinets when it opens in the summer of 2010. It will be located within Equinix’s Ashburn, VA data center campus where Equinix currently operates five other data centers in the Washington, D.C. market. Capital expenditures for the project are expected to be approximately $100 million, with approximately $30 million being spent in 2009.

The new Silicon Valley-5 (SV5) IBX center will be built on land owned by Equinix that is immediately adjacent to the company’s flagship Silicon Valley-1 (SV1) IBX center in San Jose, CA. It will have a total capacity for 2,600 net sellable cabinets at full build out. Equinix intends to build out the center in two phases, with total capital expenditures expected to be approximately $145 million, with approximately $100 million for the initial phase and an estimated $30 million to be spent in 2009. The first phase will have a capacity of approximately 1,000 cabinets when it opens at the end of the third quarter 2010, and the second phase, which will be built out over time as demand warrants, will include the addition of approximately 1,600 cabinets.

“While the past year has seen the U.S. and global economy experience an unprecedented recession, the demand for quality data center space and services continues to grow, especially in the Washington, D.C. and Silicon Valley markets which are two of the most network-dense regions in the country,” said Dan Golding vice president and research director at Tier 1 Research. “This demand is driven by the short-term trend of a supply-demand imbalance of available data center space, as well as the long-term trend of the increasing need to safely colocate and interconnect data networks in our information-driven economy.”

The DC6 IBX will provide additional supply to the Washington, D.C. market where Equinix has experienced strong demand from existing telecommunications customer expansions, as well as from government customers and government contractors. Equinix’s Washington, D.C. area campus, located in the Dulles Corridor, is also home to many of the region’s technology companies. Equinix’s existing five data centers in the Washington, D.C. market currently feature more than 470,000 square feet of data center space and access to more than 131 networks, making the campus one of the richest IP network interconnection points in the U.S.

The SV5 IBX will provide much needed capacity to the constrained Silicon Valley market, where companies in the Internet content and media, Software as a Service (SaaS) and e-commerce sectors have been driving significant demand for data center and interconnection services. The new center will also allow Equinix to meet the long-term expansion needs of its existing Silicon Valley area customers. More than 74 networks currently operate across approximately 500,000 square feet of data center space in Equinix’s existing four centers in the Silicon Valley.

Both new centers will feature a physical infrastructure consistent with Equinix’s industry-leading standards for security, environmental control and power availability.

“Equinix IBX centers have served as important drivers of business in the Washington, D.C. and Silicon Valley markets for nearly 10 years, and these strategic regions continue to be our top two markets globally,” said Steve Smith, president and CEO of Equinix. “The investments we made years ago in purchasing land adjacent to our existing centers in these markets has given us significant flexibility in our expansion strategy. As we expect to reach capacity within our existing Washington, D.C. and Silicon Valley area centers sometime in 2010, these newly announced projects will enable us to accommodate increasing customer growth and to further expand our market leadership position.”

Currently, Equinix houses more than 300 network providers around the globe in 45 IBX data centers across 18 markets and 10 countries.

As a result of these expansions in the Washington, D.C. and Silicon Valley areas, capital expenditures for 2009 are now expected to be approximately $435.0 million, comprised of approximately $60.0 million of ongoing capital expenditures and $375.0 million of expansion capital expenditures. All other financial guidance provided by Equinix on July 22, 2009 remains unchanged.

About Equinix

Equinix, Inc. (Nasdaq:EQIX) provides global data center services that ensure the vitality of the information-driven world. Global enterprises, content and financial companies, and network service providers rely upon Equinix’s insight and expertise to protect and connect their most valued information assets. Equinix operates 45 International Business Exchange™ (IBX®) data centers across 18 markets in North America, Europe and Asia-Pacific.

Important information about Equinix is routinely posted on the investor relations page of its website located at www.equinix.com/investors. We encourage you to check Equinix’s website regularly for the most up-to-date information.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenue from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. International Business Exchange is a trademark of Equinix, Inc.

CONTACT:
K/F Communications, Inc. for Equinix
David Fonkalsrud, 415-255-6506 (Media)
dave@kfcomm.com
or
Equinix, Inc.
Jason Starr, 650-513-7402 (Investor Relations)
jstarr@equinix.com